SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 29, 2003

ANTEX BIOLOGICS INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-20988	52-1563899
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

300 Professional Drive
Gaithersburg, Maryland 20879
(Address of Principal Executive Offices) (Zip Code)

(301) 590-0129
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 3. Bankruptcy or Receivership.

     On March 17, 2003, Antex Biologics Inc. (“Antex,” and together with its wholly-owned subsidiary Antex Pharma Inc., the “Company”) announced that it had entered into a non-binding letter of intent and a loan agreement with BioPort Corporation (“BioPort”), a privately held company headquartered in Lansing, Michigan. Pursuant to the non-binding letter of intent, BioPort would acquire substantially all the Company’s assets. The loan agreement provided for BioPort’s discretionary funding of up to $1 million to support the Company’s operations prior to the completion of the acquisition. BioPort advanced the Company $297,000 under the loan agreement. The acquisition was contingent upon, among other conditions, (i) an agreement of the Company’s preferred stockholders to exchange their preferred stock for future royalties on two of Antex’s product candidates and (ii) the agreement of the Company’s trade creditors and unsecured note holders to settle their current claims at significant discounts.

     On March 25, 2003, the Company notified BioPort that it had been unable to obtain the required agreements from its preferred stockholders and unsecured note holders. As a result, BioPort notified the Company that BioPort would not proceed with the proposed acquisition and would cease funding under the loan agreement.

     On March 27, 2003, with no sources of operational funding, Antex and Antex Pharma filed individual petitions under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Maryland (the “Court”). The filing of the petitions was part of a “pre-arranged” package pursuant to which the Company planned to sell substantially all its assets to BioPort. On March 28, 2003 the Court approved an interim financing arrangement whereby BioPort would lend up to $425,000 to the Company to pay its post-petition liabilities. On April 23, 2003, the Court increased the amount of approved financing to $1,100,000.

     On April 10, 2003 the Company entered into an agreement with BioPort (the “Asset Purchase Agreement”) under which the Company, subject to Court approval and receipt of higher and better offers, would sell substantially all its assets to BioPort for approximately $3,400,000, subject to adjustment in certain circumstances. The Asset Purchase Agreement states that all amounts loaned by BioPort to the Company ($297,000 for pre-petition loans and $1,100,000 for post-petition loans) would reduce the proposed purchase price, along with any amounts paid by BioPort to cure existing defaults on any of the Company’s contracts assumed by BioPort pursuant to the Asset Purchase Agreement. The proceeds from the sale would be distributed to satisfy the claims of its creditors.

     On May 29, 2003, the Court approved the sale of substantially all the Company’s assets to BioPort pursuant to the Asset Purchase Agreement. The closing of the sale of the assets to BioPort occurred on May 31, 2003. The Company anticipates filing a plan of liquidation with the Court by the end of the second quarter 2003; completion of the Company’s liquidation, including the distribution of its remaining assets to its creditors, is expected to occur later this year.

     A copy of the Purchase Agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(c)	Exhibits

The following exhibit is filed as part of this report:

Exhibit No.	Description

99.1	Asset Purchase Agreement, among Antex Biologics Inc., Antex Pharma Inc. and BioPort Corporation, dated April 10, 2003.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANTEX BIOLOGICS INC.
(Registrant)

By:	/s/ Jeffrey V. Pirone Jeffrey V. Pirone Executive Vice President and Chief Financial Officer

Date:	June 2, 2003

EXHIBIT INDEX

Exhibit No.	Description

99.1	Asset Purchase Agreement, among Antex Biologics Inc., Antex Pharma Inc. and BioPort Corporation, dated April 10, 2003.